SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COLUMBIA CARE INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person (s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MORROW SODALI Columbia Care Inc. Call Campaign Script June 16, 2022

Record Date:	Tuesday, May 10, 2022	The Meeting is held virtually via live audio webcast online at https://web.lumiagm.com/200807187.

Proxy Cut-Off:	Wednesday, July 6, 2022, at 10:00 a.m. (EST)

Meeting Date:	Friday, July 8, 2022 at 10:00 a.m. (EDT)

Mail Date:	Wednesday, June 15, 2022	Inbound Line	1.888.999.2785

Ticker Symbol	CCHW	Collect Line	1.289.695.3075

ISIN#	CA1973091079	Website	https://col-care.com/

INBOUND: Thank you for calling the inquiries line for Columbia Care Inc., how may I help you? <wait for the reply> May I please speak to you about the upcoming Special Meeting of Shareholders of Columbia Care <wait for the reply>

OUTBOUND: Hello my name is <insert your name>, I am calling on behalf of Columbia Care Inc., may I please speak with <insert Shareholder name> about his/her Columbia Care shares and the upcoming Special Meeting of Shareholders? <wait for the reply>

If YES	If NO

Thank you. Please note that this call may be recorded for quality assurance purposes.

You should have recently received some important information regarding Columbia Care’s Special Meeting of Shareholders scheduled for Friday, July 8, 2022 at 10:00 a.m. (EDT).

If you have any questions or require any assistance in voting your shares in the future, please call 1.888.999.2785. You may also visit the following websites for more information.

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[Have you received your proxy material, and can we assist you in voting today? (depending on response consider bypassing following speaking points]

At the Meeting, Shareholders will be asked to vote on a proposed business combination of Columbia Care and Cresco Labs Inc.. This is an exciting opportunity for Columbia Care Shareholders to participate in this dynamic and growing industry, as such the Company encourages you to exercise your vote.

https://investors.columbia.care/ or Columbia Care’s SEDAR profile. Thank you and have a nice day.

[insert shareholder name], following completion of the Arrangement, the combined company will be well placed to compete in the cannabis industry as one of the largest vertically-integrated multi-state cannabis operators in the United States, a leading North American cannabis company by footprint, and one of the largest cannabis brand distributors in the industry.

The Board UNANIMOUSLY recommends that Shareholders vote FOR the Arrangement Resolution and reached its conclusion after receiving legal and financial advice, including fairness opinions from its financial advisors that the consideration to be received in the Arrangement is fair to Columbia Care Shareholders,.

[insert shareholder name], I would be happy to speak to some of the main benefits afforded to you as a Columbia Care Shareholder, would that be ok?:

[depending on response consider bypassing following speaking points]

Great, the main benefits afforded to Columbia Care shareholders are:

CLOSING:

Thank you. Your vote is important regardless of the number of Columbia Care Shares you own and you are urged to submit your proxy well in advance of the voting deadline in order to have your voice heard. If you have any questions or require any assistance in voting your shares in the future, please do not hesitate to call 1.888.999.2785 or visit https://investors.columbia.care/ or Columbia Care’s SEDAR profile.

for further details. Thank you and have a good <insert appropriate closing>.

•  receiving a premium of approximately 16.0% based on the closing prices of the Columbia Care common shares and the subordinate voting shares in the capital of Cresco, each on the Canadian Securities Exchange as of March 22, 2022, the last trading day prior to the announcement of the entering into of the Arrangement Agreement;

•  keeping your exposure to Columbia Care while gaining exposure to Cresco’s multi-state facilities, distribution channels and networks;

•  owning a stock that leverages the best of Columbia Care and Cresco and the exciting growth potential and synergies of rolling out a proven model to an increasing geographic footprint. The combined company is expected to have a strong pro forma cash position to support profitable growth initiatives;

•  certain Columbia Care Shareholders, including directors and senior officers of Columbia Care, have entered into voting support agreements and lock up agreements with Cresco, which, as of the record date for the Meeting, represents approximately 17.84% of the voting rights attached to all Columbia Care Shares.

At this time, will you be voting along with the Boards recommendation?

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If YES OR POSITIVE RESPONSE:

Great. Thank you for your support. Your vote is important regardless of the number of Columbia Care Shares you own and you are urged to follow the online instructions on the form of proxy or voting instruction form. For your vote to be recorded, your proxy vote must be received no later than Wednesday, July 6, 2022, at 10:00 a.m. (EST).

Can we assist in taking your vote now over the telephone?

(PROCEED TO CLOSING)

IF “NO” OR NEGATIVE RESPONSE:

May I ask what is stopping you from voting along with the Board’s recommendation? (refer to Q&A speaking points in circular / NOTATE FEEDBACK)

(AFTER DISCUSSION)

Sir/Ma’am, given this information, would you like to vote along with the Board’s Recommendation?

IF YES: PROCEED TO “IF YES” ABOVE

IF NO: (NOTATE FEEDBACK)

I understand.

(PROCEED TO CLOSING)

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Beneficial Holders:

If your common shares are held through an intermediary, such as a securities dealer or broker, bank or trust company, you are a “beneficial shareholder” and a Voting Instruction Form was mailed to you with your circular.

CAN Beneficial Holders (Shares held through Canadian brokers):

➢	OBO’s (Objecting Beneficial Owners)

➢	Internet – visit www.proxyvote.com and enter your control number;

➢	Telephone – call 1-800-474-7493 (English) or 1-800-474-7501 (French);

➢	Mobile Data Device – scan the bar code on your Voting Instruction Form; or

➢	Mail – complete, sign and date the Voting Instruction Form and use the envelope provided.

U.S. Beneficial Holders (Shares held through U.S. Brokers):

➢	Internet – visit www.proxyvote.com and enter your control number;

➢	Telephone – call 1-800-454-8683;

➢	Mobile Data Device – scan the bar code on your Voting Instruction Form; or

➢	Mail – complete, sign and date the Voting Instruction Form and use the envelope provided.

Registered Holders:

If your shares are held in your own name, you are a “registered shareholder” and a Proxy Form was mailed to you with your circular. You can vote via the following methods:

•	INTERNET Go to https://login.odysseytrust.com/pxlogin and enter the control number.

•	MAIL A return envelope has been provided with your proxy.

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